UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 4, 2024

SIGMA ADDITIVE SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-38015	27-1865814
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3900 Paseo del Sol

Santa Fe, New Mexico 87507

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (505) 438-2576

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	SASI	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On January 4, 2024, Sigma Additive Solutions, Inc. (the “Company”) filed a Certificate of Designation of Series F Convertible Preferred Stock (the “Certificate of Designation”) with the Secretary of State of the State of Nevada, designating 5,843,993 shares of the Company’s preferred stock as Series F Convertible Preferred Stock, par value $0.001 per share (the “Series F Preferred”). The Series F Preferred was designated by the Company in connection with its recent acquisition of NextTrip Holdings, Inc. (“NextTrip”), and, in the event that the Company does not have sufficient shares of common stock available to fulfill its obligations pursuant to the share exchange agreement governing the terms of the acquisition, shares of Series F Preferred shall be issued to the previous equityholders of NextTrip in lieu of shares of Company common stock.

The terms and conditions set forth in the Certificate of Designation are summarized below:

Ranking. The Series F Preferred rank pari passu to the Company’s common stock.

Dividends. Holders of Series F Preferred will be entitled to dividends, on an as-converted basis, equal to dividends actually paid, if any, on shares of Company common stock.

Voting. Except as provided by the Company’s amended and restated articles of incorporation, as amended (“Articles”) or as otherwise required by the Nevada Revised Statutes, holders of Series F Preferred are entitled to vote with the holders of outstanding shares of Company common stock, voting together as a single class, with respect to all matters presented to the Company’s stockholders for their action or consideration. In any such vote, each holder is entitled to a number of votes equal to the number of shares of Common Stock into which the Series F Preferred held by such holder is convertible. The Company may not, without the consent of holders of a majority of the outstanding shares of Series F Preferred, (i) alter or change adversely the powers, preferences or rights given to the Series F Preferred or alter or amend the Certificate of Designation, (ii) amend its Articles or other charter documents in any manner that adversely effects any rights of the holders of the Series F Preferred, or (c) enter into any agreement with respect to the foregoing.

Conversion. On such date that the Company amends its Articles to increase the number of shares of common stock authorized for issuance thereunder, to at least the extent required to convert all of the outstanding Series F Preferred, each outstanding share of Series F Preferred shall automatically be converted into one share of Company common stock (subject to adjustment under certain limited circumstances) (the “Conversion Ratio”).

Liquidation. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary (each, a “Liquidation”), holders of Series F Preferred will be entitled to participate, on an as-converted-to-common stock basis calculate based on the Conversion Ratio, with holders of Company common stock in any distribution of assets of the Company to holders of the Company’s common stock.

The foregoing description of the Series F Preferred is qualified, in its entirety, by the full text of the Certificate of Designation, a copy of which is attached to this Current Report on Form 8-K (this “Report”) as Exhibit 3.1, and is incorporated herein by reference.

Item 5.07 Submission of Matters to a Vote of Security Holders

As disclosed in that Current Report on 8-K filed by the Company with the Securities and Exchange Commission (the “SEC”) on January 2, 2024 (the “Prior Report”), the Company convened its 2023 Annual Meeting of Stockholders (the “Annual Meeting”) on December 28, 2023. Due to difficulties securing votes from a significant number of stockholders, the Company elected to adjourn the Annual Meeting until January 16, 2024 (the “Adjourned Portion”), solely with respect to Proposals 2 and 3, as described in the Company’s Definitive Proxy Statement filed with the SEC on December 1, 2023, in order to allow additional time for stockholders to vote on such proposals.

Due to continued difficulties securing votes from stockholders on Proposals 2 and 3, the Company has determined to withdraw Proposals 2 and 3 from stockholder consideration. As a result, the Company determined to cancel reconvening of the Adjourned Portion of the Annual Meeting scheduled for January 16, 2024.

All other proposals set forth in the Definitive Proxy Statement were submitted to stockholder vote at the Company’s Annual Meeting on December 28, 2023, as disclosed in the Prior Report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
3.1	Certificate of Designation of Series F Convertible Preferred Stock
104	Cover Page Interactive Data File (embedded within the inline XBRL Document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 9, 2024	SIGMA ADDITIVE SOLUTIONS, INC.

	By:	/s/ William Kerby
William Kerby
Chief Executive Officer